Business Wire

July 20, 2005 10:08 AM US Eastern Timezone

Interchange Financial Services Corporation Declares Quarterly Cash Dividend

SADDLE BROOK, N.J.--(BUSINESS WIRE)--July 20, 2005--On July 19, 2005, Interchange Financial Services Corporation ("Interchange"), the holding company for Interchange Bank, declared a quarterly cash dividend of $0.09 per common share payable on August 19, 2005, to holders of record as of August 1, 2005. This dividend represents $0.36 per share on an annualized basis. Based upon the closing price of the stock as quoted on July 19, 2005, of $19.10 the yield is 1.88%.

About Interchange Financial Services Corp.

Interchange Financial Services Corporation (NASDAQ:IFCJ) wholly-owns Interchange Bank, one of Bergen County's largest independent commercial banks. A thought leader in the industry, the Bank was among the first to implement a broad range of innovative services, including 24-hour, 7-day-a-week online banking and bill paying services, online stock trading, and the ability to apply for a loan online with an instant credit decision. Mutual funds and annuities are offered by ICBA Financial Services, through the Bank's investment department. With $1.5 billion in assets and 30 branches, the Bank focuses its efforts on the local communities from which it derives deposits and generates loans. Through Interchange Bank's subsidiary, Interchange Capital Company, L.L.C., cost effective equipment leasing solutions are available to small- and middle-market companies. For additional information, please visit the company's Web site at www.interchangebank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Interchange Financial's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:
Keating & Co.
Lauren Mackiel
973.400.5417


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